Exhibit 10.2

April 8, 2022
VIA ELECTRONIC MAIL
Personal and Confidential
David Meline
[***]
[***]

Re:    Executive Retirement and Strategic Consulting Agreement
Dear David:
Under the Offer of Employment dated June 2, 2020 between you and ModernaTX, Inc. (together with its parents, subsidiaries, and affiliates, the “Company” and, together with you, the “Parties”), this Executive Retirement and Strategic Consulting Agreement (the “Agreement”) sets forth the terms of your voluntary retirement from the Company on your planned retirement date of July 8, 2022 (the “Retirement Date”) or such earlier date if your employment is terminated due to your death or Disability or by the Company for Cause1 (whichever date is earlier, the “Last Day Worked”) and, in the event of your planned retirement on the Retirement Date, offers you the opportunity to provide consulting services for the Company through July 8, 2024. Until the Last Day Worked, you will continue to receive your current base salary and benefits and continue to vest in any outstanding equity, but you will not be expected to perform duties other than transitional duties as requested by the Company’s Chief Executive Officer (“CEO”) and other members of the Executive Committee.
Regardless of whether you enter into this Agreement, the following terms shall apply:
•The Company shall pay you for all base salary plus payment for any unused vacation accrued through the Last Day Worked.
•Your eligibility to participate in the Company’s medical plans will cease on the last day of the month inclusive of the Last Day Worked. You may elect to continue your medical benefits under the federal COBRA law. You will be notified by separate notice of your rights and obligations under COBRA.
•Your eligibility to participate in the Company’s other employee benefit plans and programs will cease on the Last Day Worked. You are not eligible to receive an annual bonus or other forms of incentive compensation with respect to your work for the Company during the fiscal year 2022 or thereafter.
•You shall have the right to retain any and all vested restricted stock units and to exercise any and all vested options that you hold to purchase the equity of the Company, and any such exercise shall be made under and shall be subject to, the terms of any and all applicable unit option and grant plans, equity incentive plans, and all other equity award plans and all agreements relating to any of the foregoing (collectively referred to as the “Equity Documents”), including without limitation the time limits on exercise.
•You and the Company have agreed that your voluntary retirement does not constitute Good Reason as defined in and for purposes of the ESP.
1     The terms “Cause” and “Disability” are defined by the Company’s Amended and Restated Executive Severance Plan in effect as of the Retirement Date (the “ESP”).

•On the Last Day Worked, or such alternative earlier date designated by the Company, you will be deemed to have resigned from all officer positions that you hold with the Company or any of its respective subsidiaries and affiliates. You shall execute any documents in the form requested by the Company to confirm or effectuate any such resignations.
•You are obligated, to the maximum extent permitted by applicable law, to comply with the obligations outlined in the Employee Confidentiality, Assignment, Noncompetition, and Nonsolicitation Agreement you executed in connection with the inception of your employment (the “Restrictive Covenants Agreement”), although the Company acknowledges that any non-competition and employee non-solicitation provisions contained in the Restrictive Covenants Agreement are not enforceable in the state in which you currently reside.
The terms set forth above are not affected by whether or not you enter into this Agreement.
With those understandings, you and the Company agree as follows:
1.Conditions. Subject to the terms of this Agreement, you will be entitled to continue to be employed at the Company through the Retirement Date and receive the Transition Benefits (defined below) provided you satisfy each of the following (collectively, the “Conditions”): (i)  you timely enter into this Agreement, do not timely revoke it, and at all times comply with its terms; (ii) your employment is not terminated by the Company for Cause, due to death or Disability, or as a result of your voluntary resignation before the Retirement Date; (iii) you work cooperatively and in good faith with the Company on all transition-related matters; and (iv) you comply with the Restrictive Covenants Agreement (as modified by this Agreement).
2.Transition Benefits. If you satisfy each of the Conditions, the Company will provide you with the following post-employment benefits (collectively, the “Transition Benefits”):
(a)Strategic Consulting.
1.You agree to provide, between the Retirement Date and July 8, 2024 (the “Strategic Consulting Period”), strategic consulting services concerning financial matters (the “Services”) as requested by the CEO, on a timetable mutually agreed between you and the CEO via telephone and/or written consultations. You shall retain the sole control and discretion to determine the methods by which you perform the Services.
2.As full consideration for the performance of the Services, you shall continue to vest through July 8, 2024 in (i) the unvested portions of the New Hire Equity Award, as that term is defined in the Offer of Employment dated June 2, 2020 between you and ModernaTX, Inc. (the “Offer Letter”) and (b) the unvested portions of the 2021 Annual Equity Grant issued on February 9, 2021 (which shall include the portions of the 2021 Annual Equity Grant issued as an option award and as an RSU award), both subject to the terms of the Equity Documents; the vesting for the portion of your 2021 Annual Equity Grant issued as a performance-based restricted stock unit award, or PSU, will end on the Last Day Worked, as contemplated by that award.
3.You acknowledge and agree that you are not eligible for any cash compensation related to performing the Services and that the opportunity to continue vesting in the New Hire Equity Award and the 2021 Annual Equity Grant is adequate consideration to support this Agreement. You may exercise any vested portions of either the New Hire Equity Award or the 2021 Annual Equity Grant under the terms of the Equity Documents and subject to the Insider Trading Policy of Moderna, Inc., a copy of which you acknowledge you have received, as well as any applicable time limits on exercisability, which for the avoidance of doubt, will extend through the date that is three months after the end of the Strategic Consulting Period.
4.You further acknowledge that the Company’s Code of Business Ethics and Conduct (available at www.modernatx.com) will be applicable throughout the Strategic Consulting Period.
3.General Release of Claims. In consideration for, among other terms, remaining employed through the Retirement Date and receipt of the Transition Benefits, to which you acknowledge that you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities (including, without limitation, direct and indirect parent companies (including, without limitation, Moderna, Inc.), and direct and indirect subsidiaries and direct and indirect affiliates), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the past, present and future officers, directors, stockholders, members, managers, employees, attorneys, accountants, agents and representatives of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees, to the maximum extent permitted by applicable law. This release includes, without limitation, all Claims: relating to your employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of discrimination or retaliation under federal, state, or local law (including, without limitation, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991 (ADA), the Family and Medical Leave Act (FMLA), the Age Discrimination In Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), the Employee Retirement Income Security Act (ERISA), the Worker Adjustment and Retraining Notification Act (WARN), the California Labor Code, the California Fair Employment and Housing Act (FEHA), the Massachusetts Fair Employment Practices Act, Massachusetts General Laws ch. 151B, and any other federal, state, or local statute or regulation regarding discrimination in employment or the termination of employment; any claims or allegations brought under the Equal Pay Act, the National Labor Relations Act (NLRA), or for non-payment of wages, bonuses, commissions, severance pay (under the ESP or otherwise), or other compensation, including but not limited to under the California Labor Code, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act, the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, and the Massachusetts Minimum Fair Wage Law; and for libel, slander, breach of contract, breach of the implied covenant of good faith and fair dealing, unjust enrichment, quantum meruit, assault, battery, intentional infliction of emotional distress, tort or any other theory under the common law of any state); for stock, stock options, unit options, units, incentive units, restricted stock units or any other equity interests or rights to acquire equity interests in the Company or any other Releasee; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
Notwithstanding the foregoing, this general release does not release any Claim: (a) that arises after the Revocation Period, including any rights that may arise under the Equity Documents; (b) for unemployment or workers’ compensation benefits; (c) for vested rights under ERISA-covered employee benefit plans as applicable on the date you sign this Agreement; (d) for coverage under any officer, director, or executive indemnification agreement (the “Indemnification Agreement”) and under applicable directors and officers liability insurance for acts or omissions while serving as an officer of the Company; (e) under this Agreement or (f) that by law cannot be waived. You agree not to accept damages of any nature, other equitable or legal remedies for your benefit, or attorney’s fees or costs from any of the Releasees concerning any Claim released by this Agreement. As a material inducement to the Company to enter into the Agreement, you represent that you have not assigned any Claim to any third party and that you have not filed any complaints, charges, applications, lawsuits, or arbitrations against the Company or any of the Releasees. To the extent that you have knowledge concerning a potential violation of any federal, state, or local law, you represent that you have fully disclosed such information to the Company as of the Effective Date of this Agreement.
You covenant not to sue the Company and/or the Releasees for any of the Claims released above, agree not to participate in any class, collective, representative, or group action that may include any of the Claims released above, and will affirmatively opt out of any such class, collective, representative, or group action. You agree not to participate in, seek to recover in, or assist in any litigation or investigation by other persons or entities against the Company and/or the Releasees, except as required by law.
Waiver of Unknown Claims. The Parties acknowledge the language of Section 1542 of the California Civil Code, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
The Parties expressly waive the protection of Section 1542 and understand and agree that claims or facts in addition to or different from those which are now known or believed by them to exist may be discovered. The Parties intend to settle fully and release all claims they now have against one another and by you against the Company and the other Releasees, whether known or unknown, suspected, or unsuspected, except as to claims that cannot lawfully be released.
4.Cooperation. You agree that, to the maximum extent permitted by law, you have not and shall not in any way voluntarily assist, aid, or participate in the pursuit of any claims or actions brought by another against the Company or Releasees. If your assistance is requested or required in the pursuit of any claims brought against the Company or Releasees, you agree to provide written notice to the Company within two (2) business days of such request, unless requested by a governmental authority to the contrary. Without additional compensation, you agree to cooperate with the Company and Releasees (including its and their counsel) in investigating, defending, prosecuting, litigating, filing, initiating, or asserting any actual or potential claims or other matters involving the Company and Releasees. You agree to make yourself available during and outside of regular business hours for such cooperation; provided that the Company shall not utilize this Section to require you to make yourself available to an extent that would unreasonably interfere with any subsequent professional responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. In connection with fulfilling your obligations under this section, pre-approved, out-of-pocket reasonable expenses will be reimbursed by the Company, which shall not include any attorneys’ fees, except as provided by the Company’s by-laws and/or applicable insurance policies.
5.Return of Company Property. You agree not to dispose of any property of the Company including, without limitation, information, or documents (including, without limitation, computerized data and any copies made of any computerized data or software) (all the foregoing are collectively referred to as the “Documents”) without the prior written authorization of the Company. On or before the Last Day Worked, you shall return to the Company all property of the Company, including, without limitation, computer equipment, electronic devices, iPads, iPhones, mobile devices, software, access cards, credit cards, files, and any Documents containing information concerning the Company, and its actual or prospective business or business relationships. After returning all Documents and property of the Company, you shall delete and purge any duplicates of files or documents that may contain Company information from any non-Company computer or other devices that remain in your property. If you discover that you continue to retain any such property, you shall return it to the Company or destroy it immediately.
6.Non-disparagement.
(a)Subject to Section 7 below, you agree not to make any false, disparaging, critical, or detrimental statements concerning the Company or any of the Releasees; its or their products or services provided or to be provided; its or their current or former officers, directors, stockholders, members, employees, managers, or agents; and its or their business affairs or financial condition. You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or its affiliates; or its or their products or services provided or to be provided; or its or their current or former officers, directors, stockholders, members, employees, managers, or agents. This non-disparagement obligation shall not in any way affect your obligation to testify truthfully in any legal proceeding.
(b)The Company agrees that each of the members of the Company’s current Executive Committee will not make any false, disparaging, critical, or detrimental statements concerning your employment with the Company or take any actions that would reasonably be expected to affect adversely your professional reputation. This non-disparagement obligation shall not in any way affect any Executive Committee member’s obligation to perform their fiduciary duties for the Company or testify truthfully in any legal or administrative proceeding.
(c)You agree to limit any communications regarding your transition to statements that are consistent with the Company’s prior and contemporaneous announcement on or before the Last Day Worked.
7.Protected Disclosures. Nothing contained in this Agreement (including, without limitation, the Restrictive Covenants Agreement) limits your ability to file a charge or complaint with any federal, state, or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided however that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. Nothing in this Agreement (including, without limitation, the Restrictive Covenants Agreement) is intended to conflict with 18 U.S.C. § 1833(b), which provides that: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
8.Tax Treatment. The Company shall undertake to make deductions, withholdings, and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings, and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effects incurred because of the Transition Benefits.

9.Section 409A.
(a)The parties intend that this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that such payments comply with, or are exempt from, Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations.
(b)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed under Section 409A(a) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable under their original schedule.
(c)To the extent that any payment or benefit described in this Agreement constitutes “nonqualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your separation of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made following the presumptions outlined in Treasury Regulation Section 1.409A-1(h).
(d)The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
10.No Liability. This Agreement shall not be construed as an admission of any liability by the Company or you of any act of wrongdoing. The Parties specifically disclaim that the Company or any of the Releasees has engaged in any wrongdoing or has taken any action that would be the basis for any finding of liability.
11.Enforceability. Except for the General Release of Claims above, if any portion or provision of this Agreement (including, without limitation, any portion or provision of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable shall not be affected, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law. If the General Release of Claims is found to be invalid or unenforceable in whole or in part, the Company will have the option in its sole discretion either to sever the invalid or unenforceable portion and enforce the rest of the Agreement or to cancel the entire Agreement. In the event the Company exercises the option to cancel the entire Agreement, the Agreement shall be null and void and none of the Transition Benefits shall be owing, paid, or provided, and if such amounts or benefits have been paid or provided, you shall repay to the Company the total gross amount or value of any such benefits already paid or provided, and the total gross amount of the amounts otherwise being waived.

12.Effect of Breach. If you fail to comply with any of your obligations under this Agreement (including the obligations under the Restrictive Covenants Agreement), in addition to any other legal or equitable remedies it may have for such breach, including for damages and equitable relief, the Company shall have the right to (i) if you are still employed, end your employment for Cause, (ii) terminate its payments to you under the Agreement; and/or (iii) seek recovery of any payments made to you or for your benefit under this Agreement. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Agreement or under the Restrictive Covenants Agreement.
13.Waiver; Amendment. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and an authorized Company executive.
14.Forum; Relief, Interpretation.
(a)The Parties agree that Massachusetts federal courts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the personal jurisdiction of such court, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or venue. This Agreement shall be construed under the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of law provisions that would cause the application of the laws of other jurisdictions.
(b)The Parties agree that this Agreement shall not be construed more strictly against one party than another because it may have been prepared in whole or in part by one of the Parties. The Agreement’s headings are for reference purposes only and shall not affect its meaning or interpretation. References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications. References to statutes shall include all associated regulations or amendments.
(c)You agree that it would be difficult to measure the harm caused to the Company that might result from any breach by you of your promises outlined in this Agreement and that money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any of your obligations under this Agreement, the Company shall be entitled, in addition to all other remedies, to an injunction or other appropriate equitable relief without showing or proving any actual damage to the Company and without the necessity of posting a bond.
15.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including the June 2, 2020, Offer of Employment, provided however that the ESP, Indemnification Agreement, Restrictive Covenants Agreement, and Equity Documents remain in full force and effect.
16.Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for at least 21 calendar days before signing it (the “Consideration Period”). Any changes to this Agreement, material or otherwise, will not restart the running of the Consideration Period. In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement without any undue influence on the part of the Company or any of the Releasees. You acknowledge that the General Release of Claims is knowing and voluntary, including without implication of limitation all claims under the Age

Discrimination in Employment Act, 29 U.S.C. § 621 et seq. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. You have seven (7) business days following your execution of this Agreement to revoke your assent by written notice to me (such period, the “Revocation Period”). For a revocation to be effective, it must be received by me on or before the expiration of the Revocation Period. This Agreement shall become effective only as of the first (1st) business day after the expiration of the Revocation Period (the “Effective Date”). If you do not enter into this Agreement, your retirement will still be effective, but you will not be entitled to all the Transition Benefits. You are advised to consult with an attorney before executing this Agreement.
17.Counterparts. This Agreement may be executed in two counterparts, each of which shall be considered an original and all of which shall constitute one agreement. The signatures may be delivered by DocuSign or by scanned image (e.g., .pdf or .tiff file extension name) as an attachment to an electronic mail (e-mail), and such electronic signature shall be treated in all respects as having the same effect as an inked signature.
To accept this Agreement, please return a signed, unmodified counterparty of this Agreement to me on or before the expiration of the Consideration Period. By signing below, you acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all the provisions of this Agreement, and that you are voluntarily entering into this Agreement.
Thank you for your contributions to the Company and its mission of delivering on the promise of mRNA science to create a new generation of transformative medicines for patients.
ModernaTX, Inc., by:
/s/ Tracey Franklin
Tracey Franklin
Chief Human Resources Officer

The foregoing is agreed to and accepted by:

David Meline

/s/ David Meline
Signature

10 April 2022
Date